Kodiak Energy, Inc. and Subsidiary Cougar Energy, Inc. Releases Reserves Assessment and Evaluation Report

CALGARY, ALBERTA -- (MARKET WIRE) – November 10, 2009 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") and its majority controlled private subsidiary, Cougar Energy, Inc. (“Cougar”) releases its Reserves Assessment and Evaluation of the oil properties of Cougar, as prepared by independent petroleum consultant, GLJ Petroleum Consultants Ltd.  The report provides the assessment and evaluation on the recently acquired properties in and adjacent to the CREEnergy project, namely the Trout properties, plus the additional properties of Crossfield and Alexander.  The full report is located on Cougar’s webpage at http://www.kodiakpetroleum.com/s/CougarEnergy.asp.

About Cougar:
Cougar Energy, Inc. is based in Calgary, Alberta Canada and a privately held subsidiary of parent company, Kodiak Energy, Inc. The focus is on the exploration and development of Canadian based onshore oil and gas properties. The current projects are Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta. Additional information on the "Lucy" and CREEnergy projects are available at http://www.cougarenergyinc.com.

About Kodiak:
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America. Our main prospect is located in the northeast New Mexico. Through our private subsidiary, Cougar Energy, Inc., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta. Additional information on Kodiak is at http://www.kodiakpetroleum.com.

For further information:
William (Bill) S. Tighe
Chief Executive Officer
Cougar Energy, Inc.
+1(403) 262-8044
e-mail: info@cougarenergyinc.com
http://www.cougarenergyinc.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com). Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.